Exhibit 10.1

MAGMA DESIGN AUTOMATION

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is made as of the second (2) day of December 2009 by and between Magma Design Automation, Inc. (the “Company”) and Bruce Eastman (“Employee”). The Parties desire to enter into this Agreement for the purpose of reaching an amicable separation of their employment relationship and to promote harmonious relations in the future.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (each individually, a “Party” and collectively referred to as “the Parties”) hereby agree as follows:

1)	Separation Date. Employee’s last day worked at Magma will be 12/02/2009 (“the Separation Date”).

2)	Termination Date. Employee’s employment at Magma ends on 12/02/2009 (“the Termination Date”). All Company records will indicate that Employee’s employment terminated as a result of a layoff. The Company will not contest an application for unemployment benefits filed by the Employee. Employee will be provided with a copy of the complete contents of his Personnel File.

3)	Mutual Release of Claims and Consideration. In consideration of Employee’s receipt of the “Release Proceeds” described below, the Employee hereby releases, waives and forever discharges the Company from all asserted and unasserted claims relating directly or indirectly to his employment relationship with the Company. This Agreement also releases the Company’s subsidiaries, successors, assigns, officers, directors, shareholders, employees, servants, and agents from all such claims. The Employee understands and agrees that this Agreement will release the Company from all claims arising under any form of law, including, but not limited to, claims arising under any state or federal statute, constitutional provision, common law, executive order, or agency regulation up to the Effective Date of this Agreement as defined in Paragraph 10(b).

a. Additionally, the Employee understands and agrees that this Agreement will release the Company from all claims arising under any federal, state or local law which prohibits employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, veteran status, or any other such specially protected class. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. The Employee also understands and agrees that this Agreement will release the Company from all tort claims and all contract claims, including, but not limited to, claims for defamation, invasion of privacy, fraud, emotional distress, personal injury, wrongful discharge, breach of contract, breach of implied employment contract, and claims based on any covenant of good faith and fair dealing. The Employee understands and agrees that this Agreement releases the Company from any obligation to pay the Employee any other form of severance pay other than as provided in this Agreement. Finally, the Employee understands and agrees that this Agreement releases the Company from all other claims that directly or indirectly relate to the Employee’s employment relationship with the Company. Employee does not release his rights under his Indemnification Agreement with the Company dated December 23, 2008, or under any of the Company’s Stock Option Agreement and Plans in which he has vested benefits, nor does Employee release any claims that cannot be released in a private settlement agreement. Employee reserves his right to enforce this Agreement.

b. The Company, in return for Employee signing this Agreement, hereby mutually releases, acquits and forever discharges Employee from all actions, cause of action, liabilities, disputes, judgments, obligations, damages and claims in any manner relating to Employee’s employment and termination from employment with the Company. The Company reserves its right to enforce this Agreement.

4)	Release Proceeds and Other Separation Benefits. In consideration for Employee’s release of claims, the Company agrees to pay the Employee a lump sum amount of $60,000.00, minus applicable taxes (hereinafter “Release Proceeds”). In addition, the Company agrees to pay for three (3) months of COBRA coverage. Payment under this Paragraph 4 shall be made after compliance with Paragraph 5 but in no event less than eight (8) days after execution of this Agreement by Employee. Employee will be able to convert his group life insurance and long term disability coverage to an individual policy upon termination.

5)	Return of Company Property. Within three (3) business days of the Termination Date (the “Return Date”), Employee agrees to return all Company property remaining in his or her possession or under his or her control to the Company, including, but not limited to, credit cards, computers, external hard drives and hardware, cell phones, printers, fax machines, calculators, software, source code, data and documents. The Company will not pay the Release Proceeds to the Employee until all Company equipment has been returned. Employee also agrees to promptly return any subsequently discovered property in his possession after the Return Date.

6)	Taxes. For tax purposes, the Release Proceeds are deemed to be a settlement for lost compensation. As a result, the Company is required to and will make appropriate federal and state tax withholdings from the Release Proceeds. The Company will also make any other payroll deductions that Employee has authorized in writing.

7)	Compensation and/or Benefits through Termination Date. The Company will pay to Employee his base salary through the Termination date of 12/2/2009 as well as all accrued Vacation benefits and Employee Stock Purchase Plan contributions. The Company will also pay for health benefit coverage through the end of the month in which the Termination Date occurs, minus any Employee contributions.

a. The Parties agree that the amounts set forth in this Agreement are accurate and that neither Employee nor Company shall have any recovery against the other for amounts alleged to have been overpaid or underpaid on or before the Effective Date. The payments and benefits described in this Paragraph 7 are separate and distinct from the Release Proceeds and are not part of the consideration provided by the Company for the Employee’s release and other duties and obligations under this Agreement.

8)	Stock Options & Stock Units. In addition to whatever already vested options of Company’s common stock or restricted stock units of shares the Employee may hold, the Employee will receive the additional benefit of the immediate accelerated vesting of the same amount of shares as if he were to remain employed through March 2, 2010 and the Employee’s exercise date for all vested shares shall not expire until March 22010. Employee will be provided with an accurate statement of his vested stock options (including the accelerated portion of his options) pursuant to this Agreement prior to his Termination Date.

9)	No Admission of Wrongdoing. By executing this Agreement, the Company does not admit any liability for any claim or damage caused by or arising out of any actual or alleged act, error or omission against the Employee or any other person.

10)	ADEA: Employee’s Opportunity to Review; Time to Revoke; Advice to Seek Counsel; Knowing and Voluntary Assent to Agreement. Employee acknowledges that the Company has given him the opportunity to consider this Agreement for a maximum of 45 days and that he has read this Agreement and fully understands its terms.

a. Employee understands that he may revoke this Agreement within 7 days after its execution. In order to revoke this Agreement, the Employee must deliver a written notice of revocation to the following: Camellia N. Ngo, Vice President, Human Resources, 1650 Technology Drive, San Jose, CA 95110.

b. If the Company does not receive such written notice within 7 days after the execution date, the Employee understands that he no longer will be able to revoke this Agreement.

c. Employee acknowledges that the Company advised the Employee to consult with an attorney before executing this Agreement. The Employee knows and understands the terms of this Agreement and has decided to voluntarily enter into and execute this Agreement.

d. The Effective Date of this Agreement will be on the 8th day after Employee signs it so long as Employee has not previously revoked the Agreement in writing as described in Paragraph 10(b) above.

11)	No Admission of Wrongdoing. By executing this Agreement, the Company does not admit any liability for any claim or damage caused by or arising out of any actual or alleged act, error or omission against the Employee or any other person.

12)	Trade Secrets and Confidential Information. The Employee agrees not to reveal to any other person or entity any trade secrets or confidential information of the Company, unless ordered to do so by a court or other government authority. The Employee understands that the term “trade secrets” means confidential or proprietary information regarding the Company’s business that is highly sensitive, special or unique to the Company (for example, the source code for the Company’s products). The Employee understands that the term “confidential information” means any information regarding the Company’s business which is not generally known by the public (for example, financial information concerning the Company, lists of the Company’s customers, Company data, etc.). Employee shall return all the Company property and confidential and proprietary information in his or her possession to the Company within three (3) business days from the Termination Date.

13)	COBRA Rights. The Employee hereby acknowledges that the Company has advised the Employee that, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee has the right to elect continued coverage under the Company’s group health plan, at the Employee’s own expense, for a period of 18 months from the date of the termination of the Employee’s employment. The Employee acknowledges that he must make this election within 60 days of the later of: (1) the date the Employee’s coverage ends, which is 12/31/2009; or (2) the date of the Employee’s notice of his COBRA rights. Employee will receive under separate cover notification of his right to continue coverage under COBRA.

14)	Release of Unknown/Unsuspected Claims. The Parties represent that they are not aware of any claim other than the claims that are released by this Agreement. The Parties expressly waive any rights or benefits available to them under the provisions of Section 1542 of the Civil Code of California, which provides in part: “A release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Employee and the Company agree to expressly waive any rights either may have under such Section 1542, as well as under any other statute or common law principles of similar effect.

15)	Non-disparagement. Employee agrees that he will not disparage the Company, its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any employee, director, or agent of the Company, either verbally or in writing. The Company agrees not to make any disparaging or negative statements about the Employee.

16)	Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

17)	Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law, equity or otherwise, for or against any of the claims or causes of action released herein.

18)	Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Agreement shall continue in full force and effect without such provision.

19)	Entire Agreement. This Agreement, the Indemnification Agreement between the Parties, the Stock Option Agreements and Plans and the Proprietary Information and Inventions Agreement, represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment and separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s employment relationship with the Company and compensation by the Company.

20)	No Oral Modification. This Agreement may not be orally modified and may only be amended in writing signed by Employee and the CFO or CEO of the Company.

21)	Governing Law. This Agreement is governed by the laws of the State of California.

22)	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Facsimile signatures shall have the same binding effect as original signatures.

23)	Paragraph Headings. The paragraph headings are only for convenience of reference and shall be of no effect in the interpretations of this Agreement.

24)	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of, or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a.	They have read this Agreement;

b.	They understand the terms and consequences of this Agreement and of the releases it contains; and

c.	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Magma Design Automation, Inc.	Bruce Eastman, an Individual

/s/ Camellia N. Ngo	/s/ Bruce Eastman
Camellia N. Ngo, Vice President, Human Resources

Date: 12/02/2009	Date:	12/08/09